Exhibit 5.1

August 9, 2022 Inseego Corp. 9710 Scranton Road, Suite 200 San Diego, CA 92121

Re:           Post-Effective Amendment No. 2 to the Registration Statement on Form S-3

To the addressee set forth above:

We have acted as special counsel to Inseego Corp., a Delaware corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 (Registration No. 333-239728) (as amended, the “Registration Statement”), including a base prospectus (the “Base Prospectus”), which provides that it will be supplemented by one or more prospectus supplements (each such prospectus supplement, together with the Base Prospectus, a “Prospectus”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration for resale under the Act by certain selling securityholders (the “Selling Securityholders”) of (i) up to $80,000,000 aggregate principal amount of the 3.25% convertible senior notes due 2025 (the “Debt Securities”), issued pursuant to a base indenture, the form of which is attached as Exhibit 4.2 to the Registration Statement, by and between the Company and Wilmington Trust, National Association (the “Trustee”) (the “Base Indenture”), and the first supplemental indenture to the Base Indenture, the form of which is attached as Exhibit 4.3 to the Registration Statement (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company, as issuer, and the Trustee, and (ii) shares of the Company’s common stock, par value $0.001 per share, issuable upon conversion of the Debt Securities (the “Common Stock”). The Common Stock and Debt Securities are referred to herein collectively as the “Securities.”

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Securities.

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As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and with respect to the opinion set forth in paragraph 2 below, the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.              With respect to the Debt Securities to be offered and sold by the Selling Securityholders pursuant to the Registration Statement, such Debt Securities are the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.              With respect to the shares of Common Stock issuable upon conversion of the Debt Securities, such shares of Common Stock have been duly authorized and, when issued upon conversion of the Debt Securities in accordance with the terms of the Debt Securities, will be validly issued, fully paid and nonassessable.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) (a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of any Debt Securities, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) the creation, validity, attachment, perfection, or priority of any lien or security interest, (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (h) waivers of broadly or vaguely stated rights, (i) provisions for exclusivity, election or cumulation of rights or remedies, (j) provisions authorizing or validating conclusive or discretionary determinations, (k) grants of setoff rights, (l) proxies, powers and trusts, (m) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, (n) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, and (o) the severability, if invalid, of provisions to the foregoing effect.

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With your consent, we have assumed (a) that the Debt Securities and the Indenture (collectively, the “Documents”) will be governed by the internal laws of the State of New York, (b) that each of the Documents has been duly authorized, executed and delivered by the parties thereto, (c) that each of the Documents constitutes a legally valid and binding obligation of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (d) that the status of each of the Documents as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” We further consent to the incorporation by reference of this letter and consent into any registration statement or post-effective amendment to the Registration Statement filed pursuant to Rule 462(b) under the Act with respect to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ LATHAM & WATKINS LLP